Exhibit 15

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

September 23, 2002

UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, MN 55343

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of UnitedHealth Group Incorporated and Subsidiaries for the period ended June 30, 2002, as indicated in our report dated July 18, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP